For period
ending
January 31,
2017

Exhibit 77Q1
File number
811-8764




Amendment 1 to
Sub-Advisory Agreement
Dated as of June 5, 2014
THIS AMENDMENT is made as of September 28, 2016 between UBS ASSET MANAGEMENT (AMERICAS) INC.
("UBS AM"), a Delaware Corporation and Barings LLC
("Sub-Adviser"), a  Delaware limited liability company (the
Amendment).
WHEREAS, the UBS AM (f/k/a UBS Global Asset
Management (Americas) Inc.) and Babson Capital
Management LLC have entered into a Sub-Advisory
Agreement dated as of June 5, 2014; and

WHEREAS, PACE Intermediate Fixed Income Investments
(the "Portfolio") is a series of the Trust; and

WHEREAS, UBS Global Asset Management (Americas) Inc.
is now known as UBS Asset Management (Americas) Inc.;
and

WHEREAS, Babson Capital Management LLC has changed its name and is now known as Barings LLC;


NOW THEREFORE,

1.  effective immediately all references to UBS Global
Asset Management (Americas) Inc. are hereby changed to UBS Asset Management (Americas) Inc.; and

2.  effective September 12, 2016 all references to Babson
Capital Management LLC are hereby changed to Barings
LLC.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.
IN WITNESS WHEREOF; the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:					UBS Asset Management (Americas) Inc.

/s/Eric Sanders				/s/William MacGregor
Name: 	Eric Sanders			Name:  William MacGregor
Title:	Director			Title:  Executive Director



Attest:					Barings LLC

/s/Michele Kunitz			/s/Ronald Desautels
Name:	Michele Kunitz			Name:  Ronald Desautels
Title:	Managing Director		Title:   Managing Director